Press Release

Investor Relations:
Stacey Stockhaus
Hythiam, Inc.
(310) 444-4333
sstockhaus@hythiam.com

HYTHIAM ANNOUNCES FIRST QUARTER RESULTS

LOS ANGELES, CALIFORNIA — May 11, 2009 — Hythiam, Inc. (NASDAQ:HYTM) today announced financial results for the first quarter ended March 31, 2009, which include the consolidated results from Comprehensive Care Corporation (CompCare) through January 20, 2009, the disposition date.  As a result of the January 20, 2009 sale, the Company’s results treat CompCare as a Discontinued Operation.

CONSOLIDATED
The company reported consolidated net income of $3.1 million, or $0.06 per share for the first quarter of 2009, which includes $10.4 million of income from discontinued operations, or $0.19 per share. This compares with a 2008 first quarter consolidated net loss of $10.7 million, or $0.20 per share.

Results from Discontinued Operations reflect a gain of $11.2 million on the sale of CompCare and a $755,000 loss from CompCare’s operations and related purchase accounting adjustments for the period January 1 through January 20, 2009, compared to a $1.7 million net loss for CompCare, or $0.03 per share, in the first quarter of 2008.

CONTINUING OPERATIONS
For the 2009 first quarter, the Company reported revenues of $707,000 from its continuing operations (healthcare services business), compared to revenues from continuing operations of $2.0 million during the comparable period last year. The $1.3 million decrease in Hythiam’s healthcare services revenues was primarily attributable to the Company's decision to streamline operations by reducing operating costs to focus on managed care opportunities. There were a total of 92 patients treated with the PROMETA® Treatment Program in the first quarter of 2009, compared to 109 patients treated in the fourth quarter of 2008 and 230 patients treated during the first quarter of 2008. During the first quarter of 2009, there were 18 licensee sites contributing to revenues, versus 26 in the fourth quarter of 2008 and 40 in the same period last year.

Loss from continuing operations for the 2009 first quarter was $7.4 million, or $0.13 per share, versus a loss of $9.0 million, or $0.17 per share, in the first quarter of 2008.  Included in the 2009 first quarter loss, were consolidated non-cash charges for depreciation, amortization and stock-based compensation expense of $2.1 million, compared to $2.9 million in non-cash charges in the same period in 2008. The loss for the 2009 first quarter also included impairment charges of $758,000 for property and equipment and $355,000 for intangible assets, a $132,000 other-than-temporary-loss on auction-rate securities, a $276,000 loss on extinguishment of debt and a non-cash gain of $69,000 from the change in fair value of the Company's warrant liabilities. The loss from continuing operations for the 2008 first quarter also included a $2.3 million non-cash gain for the change in fair value of the warrant liabilities.

"We remain focused on working diligently with third-party payors to bring Catasys™ agreements to closure, and we share everyone’s frustration that we have not yet entered into final contracts,” said Terren Peizer, Hythiam’s Chairman and CEO.  “The extended contracting period is due in part to the innovative nature of our offering that has required prospective customers to work through significant implementation logistics.  As Catasys involves coordination between multiple customer functional areas, including medical and behavioral disciplines, complexities arise and significant effort is required to determine how to best structure our offering within a payor’s healthcare delivery system.  In addition, some delays with payors are due to working through implementation and contracting outside of their normal budget cycle, while they cope with internal resource constraints.  However, we are confident that we have worked through most of these complexities and expect results forthwith.  Through this process, we have gained critical experience that we believe will shorten the sales cycle as we continue to focus on opportunities in our pipeline.  Prospective clients are enthusiastic about the Catasys offering, and they continue to confront multiple challenges that include rising substance dependence rates, budget constraints and anticipated increased costs when the recently passed federal parity legislation goes into effect, all within the climate of a major economic recession.”

“Both mid-sized and larger health plans can benefit from our Catasys offering as they face increasing medical cost trends and have been generally unaware of the significant cost impact driven by substance dependent members,” said Rick Anderson, Hythiam’s President and COO.  “Mid-sized plans lack the resources to warrant full development of internal, comprehensive solutions, and larger plans may have greater resources but might lack the unique, in-house expertise required to address a substance dependent population.  By reviewing the medical, pharmacy and behavioral claims from our prospective client data, we are capable of demonstrating the cost impact of substance dependence members in a plan’s population and the savings potential associated with addressing these members through our innovative Catasys offering.  Even in a difficult market, Catasys is uniquely positioned to provide solutions, and we are focused on approaching substance dependence as a chronic disease by integrating medical and psychosocial elements in an outpatient setting, and by including care counseling to assist members with long-term recovery.”

Anderson continued, “With the deadline drawing closer for implementing the new parity law, which prevents health plans from applying greater restrictions on mental health and substance abuse conditions than those established for other health conditions, health plans are starting to focus on the potential operational and cost impact of parity.  They expect to incur greater costs to address these conditions, and whether the plans respond by focusing more on utilization management or driving greater utilization of behavioral health services as an opportunity to lower overall costs, Catasys remains well-positioned to offer a solution focused on continuity of care in a cost effective, out-patient setting.  Catasys also offers payors flexibility in how we may fit within their healthcare delivery models as a solution for their substance dependence members.  This flexibility is critical in working with health plans in particular, because they approach the implementation of innovative, new programs in different ways.

“We have also gained critical experience and knowledge from working with prospective clients.  The industry is recognizing that the most costly health plan members often have both medical and behavioral conditions, and that trends such as the increasing popularity of the medical home concept or the integration of case management programs into medical practices, illustrate a greater focus on care coordination.  Catasys is well-positioned to fit within this evolution as its unique offering and expertise in addressing substance dependence includes coordination with providers, focuses on substance dependence as necessary to help address other conditions, and utilizes care counselors to help provide members with the knowledge and skills necessary to manage their substance dependence,” concluded Anderson.

“We are excited about our continuing prospects, and we also remain focused on monitoring our operating expenses,” said Peizer.  “We will continue to reduce costs as necessary, while maintaining critical resources to execute our objectives.  We remain committed to achieving our objective of 3 million covered lives for our Catasys offering, and continue to work through multiple opportunities in every stage of the sales pipeline.  We are dedicated to improving care for substance dependent patients, and to reducing overall healthcare costs while improving outcomes for payors.  Our approach to engaging payors, and our broader understanding of their needs and the challenges of dealing with substance dependence populations, should drive significant adoption of our solutions,” Peizer concluded.

As of March 31, 2009, the Company had consolidated cash, cash equivalents, and marketable securities of approximately $6.0 million, excluding auction rate securities of $10.4 million.

The Company’s financial statements for the period ended March 31, 2009, included in the Company’s Quarterly Report on Form 10-Q, filed today, May 11, 2009 raised substantial doubt from our independent registered public accounting firm, BDO Seidman LLP, as to our ability to continue as a going concern.

In an effort to continue enhancing the Company’s ability to fund ongoing operations, management further reduced yearly operating expenses by an additional $3.7 million in the first quarter, compared to third quarter 2008 spending levels, resulting in total budgeted operating expenses of $10 million for the remainder of 2009.  The Company will continue to monitor and reduce expenses as necessary, and is focused on signing new agreements with health plans for its Catasys offering.

About the PROMETA® Treatment Program
Hythiam's PROMETA Treatment Program is designed for use by health care providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs.  The PROMETA Treatment Program includes nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider.  As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.  To learn more, please visit www.prometainfo.com.

About Hythiam®
Hythiam, Inc. provides, through its CatasysTM offering, behavioral health management services to health plans, employers and unions through a network of licensed and company managed healthcare providers.  The Catasys substance dependence program is built around medical and psychosocial interventions, including the patented PROMETA® Treatment Program for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers.  Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, lack of statistically significant formal research studies, the risk that substance dependence solutions might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by Hythiam, Inc. with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

HYTHIAM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenues
Healthcare services	$707	$2,006
Total revenues	707	2,006

Operating expenses
Cost of healthcare services	$273	$481
General and administrative expenses	5,603	11,154
Research and development	-	1,358
Impairment losses	1,113	-
Depreciation and amortization	404	463
Total operating expenses	$7,393	$13,456

Loss from continuing operations	$(6,686)	$(11,450)

Non-operating income (expenses):
Interest and other income	46	429
Interest expense	(408)	(265)
Loss on extinguishment of debt	(276)	-
Other than temporary impairment of marketable securities	(132)	-
Change in fair value of warrant liability	69	2,267

Loss from continuing operations before provision for income taxes	$(7,387)	$(9,019)

Provision for income taxes	8	10
Loss from continuing operations	$(7,395)	$(9,029)

Discontinued Operations:
Results from discontinued operations, net of tax	$10,449	$(1,682)

Net income (loss)	$3,054	$(10,711)

Basic and diluted net loss per share:
Continuing operations	$(0.13)	$(0.17)
Discontinued operations	0.19	(0.03)
Net income (loss) per share	$0.06	$(0.20)

Weighted number of shares outstanding	55,075	54,366

HYTHIAM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)
(unaudited)

	March 31,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$5,884	$9,756
Marketable securities, at fair value	139	146
Restricted cash	31	24
Receivables, net	543	654
Prepaids and other current assets	179	357
Current assets of discontinued operations	-	3,053
Total Current Assets	6,776	13,990

Property and equipment, net	1,541	2,625
Intangible assets, net	2,839	3,257
Marketable securities, at fair value	10,365	10,072
Deposits and other assets	222	318
Non-current assets of discontinued operations	-	1,604
Total Assets	$21,743	$31,866

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$2,464	$3,396
Accrued compensation and benefits	795	1,476
Accrued liabilities	1,669	2,082
Short-term debt	10,455	9,835
Current liabilities of discontinued operations	-	8,675
Total Current Liabilities	15,383	25,464

Deferred rent and other long-term liabilities	500	127
Warrant liabilities	87	156
Capital lease obligations	71	81
Non-current liabilities from discontinued operations	-	4,930
Total Liabilities	16,041	30,758

Stockholders' equity	5,702	1,108

Total Liabilities and Stockholders' Equity	$21,743	$31,866